                                                                                                                                    Exhibit 16.1

July 19, 2006

Ms. Penny Perfect
Alphatrade.com
1820-1111 West Georgia Street
Vancouver, BC V6E 4M3
CANADA

Dear Mr. Perfect:

[Letter from Williams & Webster, P.S. Certified Public Accountants:  Please see attached pdf]